UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2018

_______________________________________________________________________________
Safety, Income & Growth Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38122	30-0971238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400
 _______________________________________________________________________________

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01    Other Events
Safety, Income & Growth Inc. ("we", "our" and "SAFE") has a policy and process pursuant to which we intend to periodically determine an estimate of our Value Bank, which is the aggregate "Combined Property Value" associated with our portfolio of ground lease investments, or Ground Leases, in excess of the aggregate original cost basis of our Ground Lease portfolio. The "Combined Property Value" means the combined value of the land, buildings and improvements relating to the commercial properties subject to our Ground Leases, as if our Ground Leases did not exist.
We announced today that, as of June 30, 2018, our estimated Value Bank is $1,259 million in the aggregate and our estimated Value Bank Per Share is $69.06.
The following is a summary of our policy and process we currently intend to follow with respect to each determination of the estimated aggregate Value Bank and Value Bank Per Share.
What is the Value Bank?
At the expiration or earlier termination of our Ground Leases, we typically have the right to regain possession of the land underlying the Ground Lease and take title to the buildings and other improvements thereon for no additional consideration. This reversion right creates additional potential value to our stockholders that may be realized by us at the end of the lease, either by entering into a new Ground Lease on then current market terms, selling the land and improvements thereon or operating the property directly.
We generally target Ground Lease investments in which the initial cost of the Ground Lease represents 30% to 45% of the Combined Property Value. If the initial cost of a Ground Lease is equal to 35% of the Combined Property Value, the balance of 65% of the Combined Property Value represents potential value accretion to us upon the reversion of the property, assuming no intervening decline in the Combined Property Value. In our view, there is a strong correlation between inflation and commercial real estate values over time, which supports our belief that the value of our reversionary interest should increase over time as inflation increases.
Process for Determining the Value Bank
Independent Valuations of Combined Property Values
Pursuant to our valuation policy, we have engaged an independent valuation firm, CBRE, Inc., or CBRE, to prepare (a) initial reports of the Combined Property Value associated with each Ground Lease in our portfolio and (b) periodic updates of such reports, which we use, in part, to determine our estimated Value Bank. CBRE has extensive experience in conducting appraisals and valuations on real properties and each of the valuation reports was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation. Each valuation report is prepared utilizing recognized industry standards prescribed by the Uniform Standards of Professional Appraisal Practices.
Summary of Methodology
For each Ground Lease in our portfolio, CBRE’s report estimates the Combined Property Value associated with the Ground Lease by determining a hypothetical value of the as-improved subject property as of the date of the report. A "hypothetical value" for this purpose is defined as a value based upon conditions known to be contrary to actual conditions in place, which in this instance is based on an assumed ownership structure different from the actual ownership structure. At our request, CBRE's analysis does not take into account the in-place Ground Lease or other contractual obligations and is based on the hypothetical condition that the property is leased at stabilized levels, where applicable, as of the valuation date. CBRE has been asked to present a value that assumes the ground and the improvements are owned by the same entity and there is no Ground Lease in place, thereby presenting a hypothetical fee simple value, rather than the leased fee value reflecting actual conditions in place. Furthermore, the hypothetical value incorporates the additional assumption that the entire property is leased at market rent, where applicable, without consideration of any costs to achieve stabilization through lease up and associated costs. Market rent can be higher or lower than current contract rent in place. The market value of each property may vary considerably from the hypothetical value presented in CBRE's report.
In determining the Combined Property Value of each property, CBRE primarily uses methodologies that are commonly used in the commercial real estate industry. CBRE has utilized the sales comparison approach, based on sales of comparable properties, adjusted for differences, and the income capitalization approach, based on the subject property's income-producing capabilities. The assumptions applied to determine values for these purposes vary by property type and are selected for use based on a number of factors, including information supplied by our tenants, market data and other factors. See “Limitations and Qualifications” discussion below.

As with any valuation methodology, the determination of the estimated Combined Property Values involves a number of assumptions, estimates and judgments that may not be accurate or complete. The table below summarizes key assumptions that were used by CBRE in the initial valuations:

Property Type		Rate

Hospitality	Stabilized Occupancy	76% - 88%
	Going-In Capitalization Rate	7.00% - 8.50%
	Discount Rate	9.50% - 11.00%
	Terminal Capitalization Rate	7.50% - 9.00%

Office	Stabilized Occupancy	92% - 95%
	Overall Capitalization Rate	6.50% - 8.75%

Multi-Family	Stabilized Occupancy	95% - 96%
	Overall Capitalization Rate	4.25% - 6.00%

Other	Stabilized Occupancy	85% - 95%
	Overall Capitalization Rate	6.00% - 6.50%
While we believe that the assumptions used in determining the Combined Property Values are reasonable, changes in these assumptions would impact the determinations of such values.
CBRE reports do not specifically value the securities of SAFE and their work was not intended to do so, nor should any conclusions be drawn from their work regarding the value of the securities.
Valuation Updates
We currently intend that the Combined Property Value associated with each Ground Lease in our portfolio will be valued approximately every 12 calendar months and no less frequently than every 24 months. The Combined Property Value associated with Ground Lease may be valued more frequently if significant events warrant. CBRE will prepare an initial report of the Combined Property Value associated with a newly-acquired Ground Lease in the quarter following our acquisition. Until CBRE’s initial report relating to a newly-acquired Ground Lease has been furnished, such property may be included in the Value Bank based on management’s internal valuation estimate.
Valuation of Ground Leases
For purposes of determining the Value Bank, our portfolio of Ground Leases is valued based on the aggregate original historical cost basis of our Ground Leases. As noted above, Value Bank is the aggregate Combined Property Value associated with our Ground Leases in excess of the aggregate original cost basis of our Ground Leases.
Value Bank and Value Bank Per Share at June 30, 2018
As of June 30, 2018, our estimated Value Bank is $1,259 million in the aggregate and our estimated Value Bank Per Share is $69.06. We had 18,230,000 shares of common stock outstanding as of June 30, 2018.
The table below sets forth the calculation of our estimated aggregate Value Bank as of June 30, 2018.

	Combined Property Value (in $000's)	Ground Lease Cost (in $000's)	Estimated Value Bank (in $000's)	Estimated Value Bank Per Share
TOTAL	$1,890,000	$631,000	$1,259,000	$69.06
Limitations and Qualifications
The calculation of Value Bank is subject to a number of limitations and qualifications. We do not typically receive full financial statements prepared in accordance with U.S. GAAP for the commercial properties being operated on the land subject to our Ground Leases. In some cases, we are prohibited by confidentiality provisions in our Ground Leases from disclosing information that we receive from our tenants to CBRE. Additionally, we do not independently investigate or verify the information supplied by our tenants, but rather assume the accuracy and completeness of such information and the appropriateness of the accounting methodology or principles, assumptions, estimates and judgments made by our tenants in providing the information to us. The calculation of Value Bank is not subject to U.S. GAAP and will not be subject to independent audit. No rule or regulation requires that we calculate Value Bank in a certain way or at all, and our board of directors may adopt changes to the valuation methodology.
There can be no assurance that we will realize any incremental value from the Value Bank or that the market price of our common stock will reflect any value attributable thereto. Additionally, even if we estimate that a Value Bank exists initially, we will generally not be able to realize that value through a near term transaction, as the property is leased to a tenant pursuant to a long-term lease. While the value of commercial real estate as a broad class has generally increased over extended periods of time and is believed by some to exhibit a positive correlation with rates of inflation, the value of a particular commercial real estate asset is primarily a function of its location, overall quality and the terms of relevant leases. Since our Ground Leases are typically long-term (base terms ranging from 30 to 99 years), it is possible that the Value Bank will increase in value, but over long periods of time. However, the Combined Property Value of a particular property at the end of a Ground Lease will be highly dependent on its unique attributes and there can be no assurance that it will exceed the amount of our initial investment in the Ground Lease. To the extent we choose to operate a property directly after the expiration or other termination of a Ground Lease, we will be subject to additional risks associated with leasing commercial real estate, including responsibility for property operating costs, such as taxes, insurance and maintenance, that previously were paid for by our tenant pursuant the Ground Lease.
Our ability to recognize some or all of the value associated with the Value Bank may be limited by the rights of our tenants under some of our Ground Leases. The tenant under our One Ally Center Ground Lease has the right to level the building up to five years before the lease term expires; our master lease for five hotel properties and the tenant under our Lock Up Self Storage Ground Lease have rights to purchase our hotel properties or land, as the case may be, in certain circumstances; and the tenants under the Ground Leases for One Ally Center, 3333 LifeHope, Northside Forsyth Medical Center, NASA/JPSS Headquarters and The Buckler Apartments have certain preemptive rights should we decide to sell the properties. In addition, a majority of the land underlying our Doubletree Seattle Airport property is owned by a third party and ground leased to us pursuant to a lease that expires in 2044. We are currently in discussions with the ground lessor to extend or restructure that ground lease. If we are unable to reach agreement with the ground lessor, our ground lease and right to sublease the hotel property would terminate in 2044 without any realization of the Value Bank associated with that property. For more detail on these matters, please see "Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated in our subsequent reports filed with the SEC. In particular, please see “Risk Factors - Risks Related to our Portfolio and Our Business - the tenant under our Ground Lease relating to the One Ally Center property has the right to level the building before the expiration of the lease," "-Our master lease relating to five hotel properties and our Ground Lease relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances," and "-The tenants under the Ground Leases relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties; "-We are the tenant under a ground net lease underlying a majority of our Doubletree Seattle Airport property," which Risk Factors are incorporated herein by reference. Our Annual Report on Form 10-K and subsequent reports may be found on the SEC's website at www.sec.gov.
The estimated Value Bank Per Share described herein is not intended to represent the current fair market value of a Share. The market price of our common stock may not reflect any value ascribed to the Value Bank, as it is difficult and highly speculative to estimate the value of a commercial real estate portfolio that may be realized at a distant point in time. The estimated Value Bank Per Share is not a representation, warranty or guarantee that a stockholder would ultimately realize the Value Bank Per Share upon a liquidation, sale or other extraordinary corporate termination involving our company. As a result, stockholders should not rely on the estimated Value Bank Per Share as an accurate measure of the then-current value of Shares in making a decision to buy or sell Shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit 99.1 Consent of Independent Valuation Firm

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safety, Income & Growth Inc.
Date:	July 26, 2018	By:	/s/ ANDREW C. RICHARDSON
Andrew C. Richardson Chief Financial Officer (principal financial and accounting officer)

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